                                                                    EXHIBIT 11.1

              Statement Regarding Computation of Per Share Earnings


Computation of Earnings Per Share
---------------------------------

The following formula was used to calculate the earnings per share, Consolidated Statements of Income for the three and nine months ended September 30, 2000 and 1999, included in this report as Exhibit 13.3.


Earnings Per Share

Net Income /
Weighted average shares of common stock outstanding for the period

                                   Three months ended
                                     September 30,
                                  --------------------
                                  2000            1999
                                  ----            ----
Weighted Average
Shares Outstanding              1,508,526      1,508,526

Net Income                        603,940        566,517

Per Share Amount                      .40            .38


                                    Nine months ended
                                      September 30,
                                  --------------------
                                  2000            1999
                                  ----            ----
Weighted Average
Shares Outstanding              1,508,526      1,508,526

Net Income                      1,748,343      1,858,923

Per Share Amount                     1.16           1.23



No common stock equivalents exist.